Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 6, 2018

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q4 Sales and Strong Start to Spring

PHILADELPHIA, PA, March 6, 2018 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $1 million and $108 million for the three months and year ended January 31, 2018, respectively. Earnings per diluted share were $0.01 and $0.96 for the three months and year ended January 31, 2018, respectively. For the three months ended January 31, 2018, adjusted net income was $75 million and adjusted earnings per diluted share were $0.69. See “Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Total Company net sales for the fourth quarter of fiscal 2018 increased 5.7% over the same period last year to a record $1.09 billion. Comparable Retail segment net sales increased 4%, driven by strong, double-digit growth in the digital channel partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 8% at Free People, 5% at the Anthropologie Group and 2% at Urban Outfitters. Wholesale segment net sales increased 6.3%.

For the year ended January 31, 2018, total Company net sales increased to $3.6 billion or 2.0% over the prior year. Comparable Retail segment net sales were flat. Wholesale segment net sales increased 9.5%.

“I am pleased to announce that URBN produced record Q4 sales primarily driven by positive ‘comps’ at all three brands,” said Richard A. Hayne, Chief Executive Officer. “We are particularly pleased with how well the brands transitioned in January. Positive customer reaction to the new spring fashion offerings at all our brands has been strong and makes us optimistic regarding the first half of the year,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2018	2017	2018	2017
Net sales by brand
Urban Outfitters	$433,924	$413,799	$1,396,420	$1,414,996
Anthropologie Group	447,184	423,985	1,472,769	1,445,395
Free People	201,659	186,346	721,966	662,726
Food and Beverage	6,352	6,028	24,859	22,677
Total Company	$1,089,119	$1,030,158	$3,616,014	$3,545,794

Net sales by segment
Retail Segment	$1,010,188	$955,909	$3,299,714	$3,256,890
Wholesale Segment	78,931	74,249	316,300	288,904
Total Company	$1,089,119	$1,030,158	$3,616,014	$3,545,794

For the three months ended January 31, 2018, the gross profit rate decreased by 176 basis points and the adjusted gross profit rate decreased 113 basis points versus the prior year’s comparable period. The decline in the adjusted gross profit rate was primarily driven by deleverage in delivery and logistics expenses and initial merchandise mark-ups. The deleverage in delivery and logistics expenses was primarily due to increased penetration of the digital channel, increased expedited shipments around holiday in order to hit guaranteed delivery dates, and penetration of international and furniture shipments. These decreases were partially offset by lower merchandise markdowns as a result of improved sales performance and well controlled inventory. For the year ended January 31, 2018, the gross profit rate decreased by 259 basis points versus the prior year’s comparable period. The decline in gross profit rate was driven by deleverage in delivery and logistics expenses, initial merchandise mark-ups and merchandise markdowns. The increase in delivery and logistics expenses was primarily due to the increased penetration of the digital channel and penetration of international and furniture shipments.

As of January 31, 2018, total inventory increased by $12.8 million, or 3.8%, on a year-over-year basis. The increase in inventory relates to a 3% increase in comparable Retail segment inventory at cost.

Selling, general and administrative expenses increased by $9.1 million, or 3.8%, and $9.5 million, or 1.1%, during the three months and year ended January 31, 2018, respectively, compared to the prior year’s comparable periods. Adjusted selling, general and administrative expenses, increased by $7.0 million, or 2.9%, during the three months ended January 31, 2018 and expressed as a percentage of net sales, leveraged 62 basis points when compared to the prior year comparable period.  The leverage for the three months and year ended January 31, 2018, was primarily due to the net savings associated with our store reorganization project, partially offset by increased investments in digital marketing. The increase in expenses for both periods primarily related to increased investments in digital marketing.

The Company’s effective tax rate for the fourth quarter of fiscal 2018 was 98.6% compared to 34.9% in the prior year period. The effective tax rate for the year ended January 31, 2018, was 58.6% compared to 35.5% in the prior year comparable period. The increase in the effective tax rate for the three months and year ended January 31, 2018, was primarily due to a one-time charge on our foreign earnings and profits as well as a write down of certain net deferred tax assets in relation to the comprehensive United States tax legislation commonly referred to as the Tax Cuts and Jobs Act of approximately $64.7 million.

Net income for the three months and year ended January 31, 2018, was $1 million and $108 million, respectively, and earnings per diluted share was $0.01 and $0.96, respectively. For the three months ended January 31, 2018, adjusted net income was $75 million and adjusted earnings per diluted share was $0.69.

During the year ended January 31, 2018, the Company repurchased and subsequently retired 8.1 million common shares for approximately $157 million. These repurchases completed the Board’s February 23, 2015 repurchase authorization, leaving 17.9 million common shares remaining under the Board’s August 22, 2017 authorization to repurchase 20 million common shares.

During the year ended January 31, 2018, the Company opened a total of 18 new locations including: 8 Free People stores, 5 Urban Outfitters stores, 4 Anthropologie Group stores and 1 Food and Beverage restaurant; and closed 11 locations including: 3 Free People stores, 2 Urban Outfitters stores, 3 Anthropologie Group stores and 3 Food and Beverage restaurants.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada, and Europe and websites; 226 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 132 Free People stores in the United States and Canada, catalogs and websites and 10 Food and Beverage restaurants, as of January 31, 2018. Free People and Anthropologie Group wholesale sell their products through approximately 2,100 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/m6/p/fy4y5dd3

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2018	2017	2018	2017

Net sales	$1,089,119	$1,030,158	$3,616,014	$3,545,794
Cost of sales	748,481	689,844	2,440,507	2,301,181
Gross profit	340,638	340,314	1,175,507	1,244,613
Selling, general and administrative expenses	249,850	240,787	915,615	906,086
Income from operations	90,788	99,527	259,892	338,527
Other income (expense), net	301	(776)	1,474	(428)
Income before income taxes	91,089	98,751	261,366	338,099
Income tax expense	89,771	34,463	153,103	119,979
Net income	$1,318	$64,288	$108,263	$218,120

Net income per common share:
Basic	$0.01	$0.55	$0.97	$1.87
Diluted	$0.01	$0.55	$0.96	$1.86

Weighted-average common shares outstanding:
Basic	108,248,440	116,233,694	111,887,308	116,873,023
Diluted	109,214,592	116,810,034	112,367,924	117,291,117

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	68.7%	67.0%	67.5%	64.9%
Gross profit	31.3%	33.0%	32.5%	35.1%
Selling, general and administrative expenses	23.0%	23.3%	25.3%	25.6%
Income from operations	8.3%	9.7%	7.2%	9.5%
Other income (expense), net	0.1%	(0.1%)	0.0%	0.0%
Income before income taxes	8.4%	9.6%	7.2%	9.5%
Income tax expense	8.3%	3.4%	4.2%	3.3%
Net income	0.1%	6.2%	3.0%	6.2%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	January 31,	January 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$282,220	$248,140
Marketable securities	165,125	111,067
Accounts receivable, net of allowance for doubtful accounts
of $1,326 and $588, respectively	76,962	54,505
Inventory	351,395	338,590
Prepaid expenses and other current assets	103,055	129,095
Total current assets	978,757	881,397

Property and equipment, net	813,768	867,786
Marketable securities	58,688	44,288
Deferred income taxes and other assets	101,567	109,166
Total Assets	$1,952,780	$1,902,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,246	$119,537
Accrued expenses, accrued compensation and other current liabilities	231,968	233,391
Total current liabilities	360,214	352,928
Long-term debt	—	—
Deferred rent and other liabilities	291,663	236,625
Total Liabilities	651,877	589,553

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized,
108,248,568 and 116,233,781 issued and outstanding,
respectively	11	12
Additional paid-in-capital	684	—
Retained earnings	1,310,859	1,347,141
Accumulated other comprehensive loss	(10,651)	(34,069)
Total Shareholders’ Equity	1,300,903	1,313,084
Total Liabilities and Shareholders’ Equity	$1,952,780	$1,902,637

Important Information Regarding Non-GAAP Financial Measures

In addition to evaluating the financial condition and results of our operations in accordance with U.S. generally accepted accounting principles (“GAAP”), from time to time our management evaluates and analyzes results and any impact on the Company of certain events outside of normal, or “core,” business and operations, by considering adjusted financial measures not prepared in accordance with GAAP. Examples of items that we consider non-core include impairment charges, gains or losses on the disposal of our stores or restaurant locations and the nonrecurring impact of the comprehensive United States tax legislation commonly referred to as the Tax Cuts and Jobs Act. In order to improve the transparency of our disclosures, provide a meaningful presentation of results from our core business operations and improve period-over-period comparability, we have included certain adjusted financial measures that exclude the impact of these non-core business items.

We believe these adjusted financial measures are important indicators of our recurring results of operations because they exclude items that may not be indicative of, or are unrelated to, our underlying results of operations and provide a useful baseline for analyzing trends in our underlying business. Management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company’s financial position, results of operations or cash flows and should therefore be considered in assessing the Company’s actual and future financial condition and performance. These adjusted financial measures are not consistent with GAAP and may not be calculated the same as similarly titled measures used by other companies.

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Gross Profit:
	Three Months Ended
	January 31,
	2018		2017
	$'s	% of Net Sales	$'s	% of Net Sales

Gross profit (GAAP)	$340,638	31.3%	$340,314	33.0%
Adjustments:
Impairment charges (a)	11,410		4,341
Adjusted gross profit (Non-GAAP)	$352,048	32.3%	$344,655	33.5%

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Three Months Ended
	January 31,
	2018		2017
	$'s	% of Net Sales	$'s	% of Net Sales

Selling, general and administrative expenses (GAAP)	$249,850	23.0%	$240,787	23.3%
Adjustments:
Loss on disposal of restaurant (b)	(2,061)		—
Adjusted selling, general and administrative expenses (Non-GAAP)	$247,789	22.7%	$240,787	23.3%

Reconciliation of Income from Operations:
	Three Months Ended
	January 31,
	2018		2017
	$'s	% of Net Sales	$'s	% of Net Sales

Income from operations (GAAP)	$90,788	8.3%	$99,527	9.7%
Adjustments:
Impairment charges (a)	11,410		4,341
Loss on disposal of restaurant (b)	2,061		—
Adjusted income from operations (Non-GAAP)	$104,259	9.6%	$103,868	10.2%

URBAN OUTFITTERS, INC.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

(unaudited)

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Three Months Ended
	January 31,
	2018		2017
	$'s	% of Net Sales	$'s	% of Net Sales

Net income (GAAP)	$1,318	0.1%	$64,288	6.2%
Adjustments:
Impairment charges (a)	11,410		4,341
Loss on disposal of restaurant (b)	2,061		—
Provision for income taxes on adjustments (c)	(4,450)		(1,694)
Impact of Tax Cuts and Jobs Act, net (d)	64,705		—
Adjusted net income (Non-GAAP)	$75,044	6.9%	$66,935	6.5%

Diluted earnings per share (GAAP)	$0.01		$0.55
Adjustments, net of tax	0.68		0.02
Adjusted EPS (Non-GAAP)	$0.69		$0.57

(a) Impairment charges relate to ten retail locations during the three months ended January 31, 2018, and three retail locations during the three months ended January 31, 2017. The Company assesses the current and future performance of its retail locations and it was determined that these locations would not be able to generate sufficient cash flow over the expected remaining lease term to recover the carrying value of the respective assets.

(b) During the three months ended January 31, 2018, the Company disposed of one of the restaurants it previously acquired as part of the purchase of certain assets of the Vetri Family group of restaurants in fiscal 2017. Included in the loss on disposal was a reduction of goodwill of the Food & Beverage division recorded in connection with the purchase of certain assets of the Vetri Family group of restaurants.

(c) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

(d) During the three months ended January 31, 2018, the Company recorded one-time charges for the effects of the comprehensive United States tax legislation commonly referred to as the Tax Cuts and Jobs Act.